Exhibit 99.1

U.S. Physical Therapy Reports Third Quarter and First Nine Months 2015 Results

Company Declares $0.15 Per Share Quarterly Dividend

HOUSTON--(BUSINESS WIRE)--November 5, 2015--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the quarter and nine months ended September 30, 2015.

U.S. Physical Therapy’s net income attributable to common shareholders prior to revaluation of redeemable non-controlling interests, net of tax (“operating results”) increased 11.5% to $5.8 million for the third quarter of 2015 as compared to $5.2 million in the third quarter of 2014. Diluted earnings per share from operating results were $0.47 in the recent quarter as compared to $0.43 in the comparable 2014 period.

U.S. Physical Therapy’s operating results for the first nine months of 2015 were $16.3 million, an increase of 2.6% as compared to $15.9 million in the first nine months of 2014. Diluted earnings per share from operating results were $1.32 in the first nine months of 2015 and $1.30 in the comparable 2014 period.

Third Quarter 2015 Compared to Third Quarter 2014

  Net revenues increased 8.1% from $77.7 million in the third quarter of 2014 to $84.0 million in the third quarter of 2015, due to an increase in total patient visits of 8.7% from 719,300 to 782,100 offset by a decrease in the average net revenue per visit to $105.04 for the 2015 third quarter from $105.92 for the 2014 third quarter. Net revenues for new clinics opened or acquired in the past 12 months was $5.4 million.
  Total clinic operating costs were $65.2 million, or 77.5% of net revenues, in the third quarter of 2015, as compared to $59.0 million, or 75.9% of net revenues, in the 2014 period. The increase was primarily attributable to $5.1 million in operating costs of new clinics opened or acquired in the past 12 months. Total clinic salaries and related costs, including those from new clinics, were 55.4% of net revenues in the recent quarter versus 53.8% in the 2014 period. Included in salaries and related costs in the 2015 quarter is $230,000 of compensation and severance costs for employee terminations as part of the Company’s previously announced cost-cutting plan. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.7% for both periods. The provision for doubtful accounts as a percentage of net revenues was 1.3% in 2015 period and 1.4% in the 2014 period.
  The gross margin for the third quarter of 2015 was $18.9 million or 22.5%, as compared to $18.8 million or 24.1% in the 2014 period.
  Corporate office costs were $6.9 million in the third quarter of 2015 as compared to $7.5 million in the 2014 third quarter. Corporate office costs were 8.2% of net revenues in the 2015 third quarter compared to 9.6% of net revenues in the 2014 period.
  Operating income for the recent quarter was $11.9 million compared to $11.3 million in the 2014 third quarter.
  Interest expense was $0.3 million in the third quarter of 2015 and $0.2 million in the third quarter of 2014.
  The provision for income taxes for the 2015 period was $3.7 million and for the 2014 period $3.6 million. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 38.6% in the 2015 third quarter and 41.0% in the 2014 third quarter. The 2015 third quarter includes an adjustment of the 2015 expected annual tax rate to 39.5% from 40.0% based on an analysis of the 2015 results inclusive of non-deductible tax items.
  Net income attributable to non-controlling interests was $2.2 million in both periods.
  The operating results for the three months ended September 30, 2015 was $5.8 million and $5.2 million in the 2014 period. Diluted earnings per share from operating results were $0.47 in the 2015 period and $0.43 in the 2014 period.
  Same store visits increased 3.3% for de novo and acquired clinics open for one year or more and same store revenue increased 2.5% as the average net rate per visit decreased by $0.84.

Nine Months 2015 Compared to Nine Months 2014

  Net revenues increased 8.4% from $225.7 million in the first nine months of 2014 to $244.6 million in the first nine month of 2015, due to an increase in total patient visits of 9.1% from 2,081,900 to 2,271,900 offset by a decrease in the average net revenue per visit to $105.38 for the current period of 2015 from $106.18 for the 2014 period. Net revenues from new clinics opened or acquired in the past 12 months was $10.3 million.
  Total clinic operating costs were $187.7 million, or 76.8% of net revenues, in the first nine months of 2015, as compared to $168.5 million, or 74.6% of net revenues, in the 2014 period. The increase includes $9.6 million in operating costs of new clinics opened or acquired in the past 12 months. Total clinic salaries and related costs, including those from new clinics, were 54.8% of net revenues in the first nine months versus 53.1% in the 2014 period. Included in salaries and related costs in the 2015 period is $230,000 of compensation and severance costs for employee terminations as part of the Company’s previously announced cost-cutting plan. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.6% in the recent period versus 20.2% in the 2014 period. The provision for doubtful accounts as a percentage of net revenues was 1.3% in the 2015 period and 1.4% in the 2014 period.
  The gross margin for the first nine months of 2015 was $56.9 million or 23.2%, as compared to $57.2 million or 25.4% in the 2014 period.
  Corporate office costs were $22.2 million in the first nine months of 2015 and in the 2014 period. Corporate office costs were 9.1% of net revenues in the 2015 first nine months as compared to 9.8% of net revenues in the 2014 period.
  Operating income for the first nine months of 2015 was $34.7 million compared to $35.0 million in the 2014 first nine months.
  Interest expense was $0.8 million in both periods.
  The provision for income taxes for the 2015 period was $10.6 million and for the 2014 period was $11.0 million. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 39.5% in the 2015 first nine months and 41.0% in the 2014 first nine months.
  Net income attributable to non-controlling interests was $7.0 million in the nine months of 2015 as compared to $7.3 million in the year earlier period.
  The operating results for the nine months ended September 30, 2015 was $16.3 million compared to $15.9 million in the nine months ended September 30, 2014. Diluted earnings per share from operating results were $1.32 in the 2015 and $1.30 in the 2014 period.
  Same store visits increased 4.0% for de novo and acquired clinics open for one year or more and same store revenue increased 3.5%. The average net rate per visit decreased by $0.54.

Chris Reading, Chief Executive Officer, said, “The Company’s total patient volume remains solid. In the third quarter we worked to better align staffing levels at some of our partnerships with their clinics’ average daily patient volumes. Our average net rate improved in the third quarter from the second quarter. Our newly acquired partnerships are doing well. Our organic de novo clinic openings have been strong these past few months and we are on track for another good development year overall.”

U.S. Physical Therapy Declares Quarterly Dividend

The fourth quarterly dividend of 2015 for $0.15 per share will be paid on December 4 to shareholders of record as of November 17.

Third Quarter 2015 Conference Call

U.S. Physical Therapy's Management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on Thursday, November 5, 2015 to discuss the Company’s Quarter Ended September 30, 2015 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and entering reservation number 54788737 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until January 5, 2016.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes as the result of government enacted national healthcare reform;
  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  business and regulatory conditions including federal and state regulations;
  governmental and other third party payor investigations and audits;
  compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  transition to ICD-10 coding system;
  revenue and earnings expectations;
  general economic conditions;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain operations and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  acquisitions, purchase of non-controlling interests (minority interests) and the successful integration of the operations of the acquired businesses;
  maintaining adequate internal controls;
  availability, terms, and use of capital; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer applicable.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 506 outpatient physical and occupational therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 20 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net patient revenues	$82,154	$76,184	$239,412	$221,051
Other revenues	1,895	1,532	5,166	4,633
Net revenues	84,049	77,716	244,578	225,684
Clinic operating costs:
Salaries and related costs	46,594	41,802	134,044	119,853
Rent, clinic supplies, contract labor and other	17,428	16,117	50,434	45,538
Provision for doubtful accounts	1,067	1,090	3,119	3,094
Closure costs	88	(39)	125	(28)
Total clinic operating costs	65,177	58,970	187,722	168,457
Gross margin	18,872	18,746	56,856	57,227
Corporate office costs	6,923	7,468	22,173	22,214
Operating income	11,949	11,278	34,683	35,013
Interest and other income, net	24	2	48	3
Interest expense	(255)	(237)	(765)	(822)
Income before taxes	11,718	11,043	33,966	34,194
Provision for income taxes	3,654	3,625	10,634	11,033
Net income including non-controlling interests	8,064	7,418	23,332	23,161
Less: net income attributable to non-controlling interests	(2,246)	(2,202)	(7,044)	(7,285)
Net income attributable to common shareholders	$5,818	$5,216	$16,288	$15,876
Basic earnings per share attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$0.47	$0.43	$1.32	$1.30
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	-	-	(0.03)	(0.09)
Basic	$0.47	$0.43	$1.29	$1.21
Diluted earnings per share attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$0.47	$0.43	$1.32	$1.30
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	-	-	(0.03)	(0.09)
Diluted	$0.47	$0.43	$1.29	$1.21
Shares used in computation:
Basic	12,421	12,244	12,382	12,201
Diluted	12,421	12,247	12,382	12,208

Dividends declared per common share	$0.15	$0.12	$0.45	$0.36

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Earnings attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$5,818	$5,216	$16,288	$15,876
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	-	-	(376)	(1,086)
	$5,818	$5,216	$15,912	$14,790
Basic earnings per share attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$0.47	$0.43	$1.32	$1.30
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	-	-	(0.03)	(0.09)
	$0.47	$0.43	$1.29	$1.21
Diluted earnings per share attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$0.47	$0.43	$1.32	$1.30
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	-	-	(0.03)	(0.09)
	$0.47	$0.43	$1.29	$1.21
Shares used in computation:
Basic earnings per share - weighted-average shares	12,421	12,244	12,382	12,201
Effect of dilutive securities - stock options	-	3	-	7
Denominator for diluted earnings per share - adjusted weighted-average shares	12,421	12,247	12,382	12,208

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	September 30, 2015	December 31, 2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$20,558	$14,271
Patient accounts receivable, less allowance for doubtful accounts of $1,556 and $1,669, respectively	35,106	32,891
Accounts receivable - other, less allowance for doubtful accounts of $198 and $198, respectively	1,939	1,503
Other current assets	6,058	6,186
Total current assets	63,661	54,851
Fixed assets:
Furniture and equipment	44,157	42,003
Leasehold improvements	25,006	22,806
	69,163	64,809
Less accumulated depreciation and amortization	52,501	49,045
	16,662	15,764
Goodwill	170,849	147,914
Other intangible assets, net	23,798	24,907
Other assets	1,175	1,115
	$276,145	$244,551

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	$1,662	$1,782
Accrued expenses	18,287	22,839
Current portion of notes payable	1,412	883
Total current liabilities	21,361	25,504
Notes payable	1,679	234
Revolving line of credit	46,000	34,500
Deferred rent	1,192	991
Other long-term liabilities	10,769	8,732
Total liabilities	81,001	69,961
Commitments and contingencies
Redeemable non-controlling interests	9,024	7,376
Shareholders' equity:
U. S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding
Common stock, $.01 par value, 20,000,000 shares authorized, 14,635,874 and 14,487,346 shares issued, respectively	146	145
Additional paid-in capital	45,536	43,577
Retained earnings	144,888	134,186
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U. S. Physical Therapy, Inc. shareholders' equity	158,942	146,280
Non-controlling interests	27,178	20,934
Total equity	186,120	167,214
	$276,145	$244,551

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)
	Nine Months Ended September 30,
	2015	2014
OPERATING ACTIVITIES
Net income including non-controlling interests	$23,332	$23,161
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	5,656	4,682
Provision for doubtful accounts	3,119	3,094
Equity-based awards compensation expense	3,368	2,456
Gain on sale or abandonment of assets, net	3	20
Excess tax benefit from shared-based compensation	(816)	(526)
Deferred income tax	3,181	3,888
Write-off of goodwill - closed clinic	180	-
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(4,148)	(4,952)
Increase in accounts receivable - other	(145)	(62)
Increase in other assets	(1,485)	(1,803)
Decrease in accounts payable and accrued expenses	(3,766)	(1,739)
Increase in other long term liabilities	380	607
Net cash provided by operating activities	28,859	28,826
INVESTING ACTIVITIES
Purchase of fixed assets	(4,690)	(3,912)
Purchase of businesses, net of cash acquired	(14,434)	(12,240)
Acquisitions of non-controlling interests	(2,802)	(4,998)
Proceeds on sale of business and fixed assets, net	71	43
Net cash used in investing activities	(21,855)	(21,107)
FINANCING ACTIVITIES
Distributions to non-controlling interests (including redeemable non-controlling interests)	(6,836)	(7,067)
Cash dividends to shareholders	(5,586)	(4,399)
Proceeds from revolving line of credit	75,000	112,300
Payments on revolving line of credit	(63,500)	(105,800)
Payment of notes payable	(616)	(575)
Tax benefit from share-based compensation	816	526
Other	5	222
Net cash used in financing activities	(717)	(4,793)
Net (decrease) increase in cash and cash equivalents	6,287	2,926
Cash and cash equivalents - beginning of period	14,271	12,898
Cash - end of period	$20,558	$15,824
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$5,659	$7,920
Interest	$616	$857
Non-cash investing and financing transactions during the period:
Purchase of non-controlling interest	$1,240	$-
Purchase of business - seller financing portion	$1,350	$400
Revaluation of redeemable non-controlling interests	$627	$1,841

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

Number
of
Date	Clinics

March 31, 2014	472
June 30, 2014	486
September 30, 2014	489
December 31, 2014	489

March 31, 2015	494
June 30, 2015	501
September 30, 2015	506

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, 713-297-7000
Chief Financial Officer
or
Chris Reading, 713-297-7000
Chief Executive Officer
or
Westwicke Partners
Bob East, 443-213-0502